EXTENSION AGREEMENT

This EXTENSION AGREEMENT is made and entered into effective as of the 31st day of August, 2015, by and between Oakridge Global Energy Solutions, Inc., a Colorado corporation ("Oakridge"), and Expedia Holdings Limited, a corporation organized under the laws of Hong Kong  ("Expedia").
RECITALS

WHEREAS, on or about February 24, 2014, Oakridge and Expedia entered into a Loan Agreement and a Security Agreement; and

WHEREAS, on or about February 24, 2014, Oak Ridge Micro-Energy, Inc., a Nevada corporation and a wholly-owned subsidiary of Oakridge, and Expedia, entered into an Intellectual Property and Security Agreement; and

WHEREAS, pursuant to the Loan Agreement, the term of the Loan Agreement was extended to August 31, 2015.

WHEREAS, Oakridge and Expedia desire to further extend the due date of the loan amount and accrued interest under the Loan Agreement to October 31, 2015.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Oakridge and Expedia hereby agree to extend the due date of the loan referenced in the Loan Agreement to October 31, 2015, along with accrued interest, and that such extension shall have no other effect on the Loan Agreement or the liens granted in the Security Agreement or the Intellectual Property and Security Agreement, whatsoever.

OAKRIDGE GLOBAL ENERGY SOLUTIONS, INC.

Dated: September 2, 2015	By: /s/ Stephen J. Barber
Chief Executive Officer

OAK RIDGE MICRO-ENERGY, INC.

Dated: September 2, 2015	By: /s/Stephen J. Barber
President

EXPEDIA HOLDINGS LIMITED

Dated: September 2, 2015	By: /s/Jiahe Hong
Director
Expedia Holdings Limited

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